December 3, 2008	CONTACT:
Elizabeth Wilkinson–Investor Relations Phone: 281-408-1329

Eagle Rock Energy Partners, L.P. to Present at 7th Annual Wachovia Capital Markets, LLC Pipeline and MLP Symposium

HOUSTON, TEXAS - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ:EROC) today announced that Joseph A. Mills, its chief executive officer, will speak at the 7th Annual Wachovia Capital Markets, LLC Pipeline and MLP Symposium to be held at the Jumeirah Essex House in New York, New York on December 9-10, 2008.  Eagle Rock’s presentation at the conference will take place on December 9, 2008 at 3:05 p.m. and will last approximately 25 minutes, including a brief question and answer session.

Eagle Rock’s presentation will be webcast live over the internet and available for replay for ninety days at the following link: http://www.wsw.com/webcast/wa53/eroc.

Eagle Rock is a growth-oriented master limited partnership engaged in three businesses: a) midstream, which includes (i) gathering, compressing, treating, processing, transporting and selling natural gas, and (ii) fractionating and transporting natural gas liquids; b) upstream, which includes acquiring, exploiting, developing, and producing oil and natural gas properties; and c) minerals, which includes acquiring and managing fee mineral and royalty interests, either through direct ownership or through investment in other partnerships in properties located in multiple producing trends across the United States. Its corporate office is located in Houston, Texas.